EXHIBIT A


For Release:       Immediately

Contact:           Craig A. Streem
                   Vice President - Investor Relations
                   (847) 564-6053

                   Celeste M. Murphy
                   Director - Investor Relations
                   (847) 564-7568



Household International Offers 9.1 Million Common Shares at $110.50 Per Share

PROSPECT HEIGHTS, IL., June 20, 1997 -- Household International (NYSE: HI) announced today that its offering of common stock was priced at $110.50 per share to the public. The offering was increased to 9.1 million shares from the 8.6 million originally contemplated (including the underwriters' over-allotment option).

Of the total offering, 80 percent of the shares were offered in the United States and 20 percent of the shares were offered outside the United States. Morgan Stanley Dean Witter and Merrill Lynch & Co. were co-lead managers for the offering. Co-managers included Bear Stearns &
Co. Inc., Credit Suisse First Boston, Donaldson, Lufkin & Jenrette, Goldman, Sachs & Co. and Smith Barney Inc.

Household said the proceeds of the offering will be used to repay certain short-term borrowings in connection with its previously-announced agreement to acquire the capital stock of Transamerica Financial
Services Holding Company.

Household International, through its subsidiaries, is a leading provider of consumer finance and credit card products in the United States, Canada and the United Kingdom. One of Household's primary businesses is HFC, the nation's oldest consumer finance company. Additionally, Household is one of the nation's largest issuers of private-label and general purpose credit cards. Its principal cards include The GM Card and the AFL-CIO's Union Privilege Card.


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